Exhibit 7

CONSOLIDATED STATEMENT OF CASH FLOWS	Citigroup Inc. and Subsidiaries

	Years ended December 31,
In millions of dollars	2022	2021	2020

Cash flows from operating activities of continuing operations

Net income before attribution of noncontrolling interests	$14,934	$22,025	$11,087

Net income attributable to noncontrolling interests	89	73	40

Citigroup’s net income	$14,845	$21,952	$11,047

Income (loss) from discontinued operations, net of taxes	(231)	7	(20)

Income from continuing operations—excluding noncontrolling interests	$15,076	$21,945	$11,067

Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations

Net loss (gain) on sale of significant disposals(1)	(762)	700	—

Depreciation and amortization	4,262	3,964	3,937

Deferred income taxes	(1,141)	1,413	(2,333)

Provisions for credit losses on loans and unfunded lending commitments	5,036	(3,891)	17,368

Realized gains from sales of investments	(67)	(665)	(1,756)

Impairment losses on investments and other assets	499	206	165

Goodwill impairment	535	—	—

Change in trading account assets	(2,273)	43,059	(98,997)

Change in trading account liabilities	9,118	(6,498)	48,133

Change in brokerage receivables net of brokerage payables	7,936	1,412	(3,066)

Change in loans held-for-sale (HFS)	4,421	(3,809)	1,202

Change in other assets	(4,992)	(2,139)	(1,012)

Change in other liabilities	5,343	6,839	558

Other, net(2)	(17,922)	(15,446)	1,246

Total adjustments	$9,993	$25,145	$(34,555)

Net cash provided by (used in) operating activities of continuing operations(2)	$25,069	$47,090	$(23,488)

Cash flows from investing activities of continuing operations

Change in securities borrowed and purchased under agreements to resell	$(38,113)	$(32,576)	$(43,390)

Change in loans	(16,591)	(1,173)	14,249

Proceeds from sales and securitizations of loans	4,709	2,918	1,495

Proceeds from divestitures(1)	5,741	—	—

Available-for-sale (AFS) debt securities(3)

Purchases of investments(2)	(218,747)	(205,980)	(306,801)

Proceeds from sales of investments	79,687	125,895	144,035

Proceeds from maturities of investments	140,934	120,936	110,941

Held-to-maturity (HTM) debt securities(3)

Purchases of investments	(42,903)	(136,450)	(25,586)

Proceeds from maturities of investments	12,188	21,164	15,215

Capital expenditures on premises and equipment and capitalized software	(5,632)	(4,119)	(3,446)

Proceeds from sales of premises and equipment, subsidiaries and affiliates and repossessed assets	63	190	50

Other, net(2)	(791)	(1,551)	793

Net cash used in investing activities of continuing operations(2)	$(79,455)	$(110,746)	$(92,445)

Cash flows from financing activities of continuing operations

Dividends paid	$(5,003)	$(5,198)	$(5,352)

Issuance of preferred stock	—	3,300	2,995

Redemption of preferred stock	—	(3,785)	(1,500)

Treasury stock acquired	(3,250)	(7,601)	(2,925)

Stock tendered for payment of withholding taxes	(344)	(337)	(411)

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CONSOLIDATED STATEMENT OF CASH FLOWS	Citigroup Inc. and Subsidiaries
(Continued)

	Years ended December 31,
In millions of dollars	2022	2021	2020

Change in securities loaned and sold under agreements to repurchase	$11,159	$(8,240)	$33,186

Issuance of long-term debt	104,748	70,658	76,458

Payments and redemptions of long-term debt	(57,085)	(74,950)	(63,402)

Change in deposits	68,415	44,966	210,081

Change in short-term borrowings	19,123	(1,541)	(15,535)

Net cash provided by financing activities of continuing operations	$137,763	$17,272	$233,595

Effect of exchange rate changes on cash and due from banks	$(3,385)	$(1,198)	$(1,966)

Change in cash, due from banks and deposits with banks	79,992	(47,582)	115,696

Cash, due from banks and deposits with banks at beginning of year	262,033	309,615	193,919

Cash, due from banks and deposits with banks at end of year	$342,025	$262,033	$309,615

Cash and due from banks (including segregated cash and other deposits)	$30,577	$27,515	$26,349

Deposits with banks, net of allowance	311,448	234,518	283,266

Cash, due from banks and deposits with banks at end of year	$342,025	$262,033	$309,615

Supplemental disclosure of cash flow information for continuing operations

Cash paid during the year for income taxes	$3,733	$4,028	$4,797

Cash paid during the year for interest	22,615	7,143	12,094

Non-cash investing activities(1)(4)

Transfer of investment securities from AFS to HTM	$21,688	$—	$—

Decrease in net loans associated with divestitures reclassified to HFS	16,956	9,945	—

Decrease in goodwill associated with divestitures reclassified to HFS	876	—	—

Transfers to loans HFS (Other assets) from loans	5,582	7,414	2,614

Non-cash financing activities(1)

Decrease in long-term debt associated with divestitures reclassified to HFS	$—	$479	$—

Decrease in deposits associated with divestitures reclassified to HFS	19,691	8,407	—

(1)	See Note 2 for further information on significant disposals.
(2)	See “Statement of Cash Flows” in Note 1.
(3)

Citi has revised the Consolidated Statement of Cash Flows to present purchases of investments, sales of investments and proceeds from maturities of investments separately between AFS debt securities and HTM debt securities. Citi had no sales of HTM debt securities during the periods presented.

(4)

Operating and finance lease right-of-use assets and lease liabilities represent non-cash investing and financing activities, respectively, and are not included in the non-cash investing activities presented here. See Note 28 for more information and balances as of December 31, 2022 and 2021, respectively.

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

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